Exhibit 4.8

English translation

Full Time Employment Contract

Party A (Employer)

Name of Employer:	ReneSola Jiangsu Ltd.

Address of Employer:	No. 27 Qingyuan Avenue (East), Yixing Economic & Technological Development Zone

Type of Enterprise Registered with Administration for Industry and Commerce:	Limited Liability Company

Legal Representative or Main Responsible Person:	Li Xianshou

Contact Telephone No.	0510-87120518

Party B (Employee)

Name:

Sex:

Date of Birth:

Education Degree:

Place of Registered Residence:

Place of Current Residence:

ID Card No.:

Social Security No.:

Employment Registration Certificate No.:

Contact Telephone No.:

In accordance with the Labor Law of the People’s Republic of China and the relevant laws and regulations, and based on the principles of legality, fairness, equality and free will, this Contract is made and entered into by and between Party A and Party B through mutual consultation in good faith.

Article 1	Term of Contract

Party A and Party B agree to determine the term of this Contract as set out in                         below:

(1)         An employment contract with a fixed term that commences from                    and expires on ______________;

(2)         An employment contract with an indefinite term that commences from the date of _____;

(3)         An employment contract with a term that expires upon the completion of the assignment of _______, i.e. commencing from the date of ______ and expiring on the completion date of such assignment (no probation period in this case).

In case of any probation period, the probation period shall start on                and expire on              (for employment contracts with a term longer than 3 months but shorter than 1 year, the probation period shall not exceed 1 month; for employment contracts with a term longer than 1 year but shorter than 3 years, the probation period shall not exceed 2 months; for employment contracts with a fixed term longer than 3 years or with an indefinite term, the probation period shall not exceed 6 months). The probation period shall be counted into the term of the employment contract.

Article 2	Description of Job Responsibilities and Location

(1)         Pursuant to Party A’s requirements, Party B shall take up the position (type of work) of                         and perform the job responsibilities in                        . In case that Party A changes Party B’s job responsibilities or location, this Contract shall be amended by both parties through mutual consultation.

(2)         Party A’s requirements for Party B’s work shall comply with Party A’s rules and policies that have been formulated and publicized in accordance with law. Party B shall perform his job responsibilities in accordance with assignment as required by Party A, and shall complete his work as scheduled and as required for quantity and quality.

Article 3	Working Hours, Rest and Leave

(1)         In accordance with the relevant national laws and regulations, taking into consideration the characteristics and reality of Party A’s production and operation, both parties agree to adopt the working hour system set out in ________ below.

1. Standard working hour system;

2. Piecework system;

3. Working system of calculating working hours in a comprehensive way (subject to approval from the labor and social security authority);

4. Working system of flexible working hours (subject to approval from the labor and social security authority).

Where the standard working hour system or the piecework system is adopted, Party B’s working hours as assigned by Party A shall not exceed 8 hours a day or an average of 40 hours a week. Party A shall ensure that Party B has a rest for at least one day every week. If extended working hours are required to meet work requirements, the working hours may be extended by no more than 1 hour a day after Party A consults with the union and Party B. If extended working hours are required for special reasons, subject to Party B’s health conditions, the working hours may be extended by no more than 3 hours a day, or 36 hours a month. Where the working system of calculating working hours in a comprehensive way is adopted, the average working hours a day or a week shall be substantially the same as the statuary standard working hours. Where the working system of flexible working hours is adopted, Party B shall have the discretion to arrange his own work, rest and leave.

(2)         Party A shall control the frequency of overtime work in strict compliance with the statuary working hours to secure Party B’s rest and protect his physical and mental health. Where Party B’s overtime work is required to meet work requirements, Party A shall consult with and obtain consent from the union and Party B, and provide Party B with time in-lieu or payment for the overtime work in accordance with law.

Article 4	Remuneration

(1)         Party A shall pay salary to Party B at least once a month in monetary form, and shall not delay or make deduction from the payment (including the salary for overtime work) without a proper reason.

(2)         Subject to the normal completion of work by Party B within the statutory working hours (including the probation period), Party B’s salary shall be RMB ____ per month [Refer to Salary Notice] (such amount of salary paid by Party A to Party B shall not fall below the local minimum wage level).

(3)         Party A acknowledges that the payroll date shall be the 10th - 15th day of each month, and shall provide Party B with a payroll list for his signing and confirmation.

(4)         Party A shall reasonably increase Party B’s salary by taking into account the enterprise performance and the salary guideline and guiding level as announced by the municipal government. Party B’s salary increase shall be determined in the way as set out in_____(1. Agreement on Collective Consultation on Salary; 2. Internal Measures for Normal Salary Increase).

Article 5	Social Insurance

(1)         Both parties shall participate in the social insurance system in accordance with law, and pay all types of social insurance premium in full amount and in a timely manner. The portion required to be paid by Party B in accordance with law shall be withheld from Party B’s salary by Party A.

(2)         Party A shall publicize the payment of social insurance premium that is paid for Party B. Party B shall be entitled to make inquires about the payment of all types of social insurance premium with Party A, for which Party A shall provide assistance.

(3)         In case that any work-related accident occurs to Party B, Party A shall be responsible for medical treatment in a timely manner, and shall file an application for work-related injury evaluation with the labor and social security authority within the required timeframe. Party A shall also proceed with the assessment of working ability for Party B, and perform other requisite obligations to facilitate Party B’s access to treatment granted for work-related injuries.

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Article 6	Labor Protection, Working Conditions and Protection against Occupational Hazard

(1)         Party A shall provide Party B with the safety and sanitary working conditions and the necessary articles of labor protection in compliance with the national requirements, and shall arrange health check for Party B as required.

(2)         Party A shall provide female or juvenile employees with protection as prescribed by the relevant national laws and regulations on special protection for female or juvenile employees.

(3)         Party A shall perform the obligation of honestly informing Party B if his position may cause the hazard of occupational disease, and provide Party B with appropriate labor security and sanitation trainings to prevent accidents during the work and to minimize such occupational hazard.

(4)         Party B shall strictly follow the procedures for safe operation during his work. Party B shall be entitled to reject to perform any instructions from Party A’s management personnel that violate the laws and regulations or any orders to perform high risk tasks.

Article 7	Party A’s Rules and Policies

The rules and policies formulated by Party A shall be in compliance with the provisions of laws, regulations and policies and implemented through democratic procedures. Party A shall publicize or advise Party B of such rules and policies, which Party B shall comply with.

Article 8	Terms through Consultation (invalid if against national laws or regulations)

Party A and Party B agree to abide by the terms of the following (1), (2) and (3) through consultation.

(1)         In case that Party B’s work involves the trade secrets of Party A, Party A shall consult with Party B and reach agreement on the terms of confidentiality of trade secrets or non-compete in advance, which shall be specified in the employment contract or a separate agreement on confidentiality of trade secrets.

(2)         In case that Party A provides special training funds to give professional technical trainings for Party B, and requires Party B to perform a specific service term, both parties shall enter into an agreement on such service term to clarify the rights and obligations of each party.

(3)         Other matters to be agreed upon by both parties: the remuneration paid to Party B by Party A includes: basic salary, performance-based salary, allowance for mid-shift and night-shift work, overtime fees (calculated based on the basic salary), etc.; the pension paid by the corporation to the employee, the personal income tax, social insurance and provident fund (personal portion) deducted by Party A and paid on behalf of Party B are not included.

Article 9	Release and Termination of Employment Contract

The employment contract shall be released and terminated pursuant to the provisions of relevant laws and regulations.

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Article 10	Default Liabilities for Breaching Employment Contract

(1)         The employment contract shall be legally binding once it is entered into by and between both parties in accordance with law. If either party releases or terminates the employment contract in breach of the provisions of this Contract and incurs losses to the other party, the defaulting party shall be liable for compensating for such losses.

(2)         Either Party A or Party B shall be liable for a default penalty of RMB ________ for its breach of contract (in case of employee, only limited to two situations: (a) breach of agreement on service term, and (b) breach of agreement on non-compete).

Article 11	Resolution of Labor Dispute

Any labor dispute arising from the performance of this Contract between Party A and Party B may be resolved through consultation. In case that either party is unwilling to consult or that consultation is to no avail, such dispute may be referred to the labor dispute mediation committee of Party A for meditation. In case that meditation is to no avail, such dispute may be referred to the labor dispute arbitration commission for arbitration. Party A and Party B may also, according to the laws, submit the dispute to the labor dispute arbitration commission for arbitration. The party refusing to accept the arbitral award may proceed in accordance with the statutory procedures.

Article 12	Miscellaneous

(1)         This Contract is executed in duplicate, with Party A and Party B each holding one copy. (The Employer shall file this contract and other employment information with the local labor and social security department in a timely manner.)

(2)         Any matter not covered hereunder shall be subject to the relevant provisions of the national laws and regulations, or resolved by both parties through consultation on an equal basis absent relevant national provisions.

(3)         Upon the release or termination of this Contract, the employer shall simultaneously issue a certificate for such release or termination, and complete the transfer procedures for the employee’s archived files and social insurance account within fifteen days; the employee shall complete the handover procedures as agreed by both parties.

Party A (Stamp):	Party B (Signature):

Legal Representative (Signature):

Or Authorized Representative (Signature):

Date:	Date:

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Agreement on Amendment to Employment Contract

Both parties agree on the following amendment to the employment contract through consultation:

Party A (Stamp):	Party B (Signature):

Legal Representative (Signature):

Or Authorized Representative (Signature):

Date:	Date:

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